EXHIBIT 99
APPLIED INDUSTRIAL TECHNOLOGIES ANNOUNCES
PLANNED RETIREMENT OF PRESIDENT AND COO
CLEVELAND, OHIO (January 24, 2007) — Applied Industrial Technologies (NYSE: AIT) announced today that Bill L. Purser, President and Chief Operating Officer, has chosen to retire effective December 31, 2007. Purser, age 63, has been in his current role since October 2000.
“Bill has been instrumental in leading Applied to new heights in sales and earnings during his tenure as President and Chief Operating Officer,” stated Chairman and Chief Executive Officer David L. Pugh. “He is unquestionably one of the true leaders in our industry. In announcing his intention to retire, we are grateful that he has chosen to stay for the remainder of the year to ensure a smooth transition.
“In anticipation of Bill’s decision, and in collaboration with the board of directors, we have been engaged in a rigorous succession planning process over the last 2 years. As a result of that process, the board has elected Ben J. Mondics, age 48, to the position of Executive Vice President and Chief Operating Officer, effective February 1, 2007. Ben will report to me and he will succeed Bill as president upon his retirement at the end of the year.”
Mondics is currently Applied’s Area Vice President — Midwest Area, where he oversees nine regions and 86 service centers in 11 states. The Midwest sales area is the largest of the company’s five geographic divisions. Mondics has been with Applied since 1994.
Prior to being named head of the Midwest Area, Mondics served as Area Vice President — Northwest Area. He has also held the positions of marketing manager for bearing products and branch manager for the company’s Pittsburgh branch. Before joining Applied he spent nine years as a senior account representative for SKF Bearing Services in Pittsburgh. He also worked in sales and marketing for the Nuttall Gear Corporation and Westinghouse Electric Corporation in Buffalo, New York.
“Ben’s expertise in manufacturing and distribution will serve us well for the future,” Pugh said. “His results-oriented style of leadership will continue to provide our shareholders with excellent oversight on their investment. Ben has been an integral part of our success over the past five years. He is a product of our strong culture and knows well our strengths and the opportunities ahead of us.”

Mondics is a graduate of Pennsylvania State University with a Bachelor of Science degree in mining engineering. He later earned his MBA from the University of Pittsburgh. He resides in Hudson, Ohio, with his wife Jan and their three children.
With more than 450 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2006, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
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For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343. Digital photos of Bill L. Purser and Ben J. Mondics are available at the following link: http://web.applied.com/site.cfm/newsreleasephotos.cfm